Exhibit 10.12

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of
The Securities Exchange Act of 1934, as amended.

(IRIDIUM LOGO)

December 6, 2007

Mr. John S. Brunette

[*]

Dear John:

On behalf of the Board of Directors, we are pleased and delighted to offer you the position of Chief Administrative Officer & General Counsel for Iridium Satellite LLC (“Company”), and look forward to working with you in the coming years.

The following are the terms of this offer (all dollars stated in U.S. dollars):

Title:	Chief Administrative Officer & General Counsel

Reporting To:	Matt Desch, Chairman & Chief Executive Officer

Base Salary:	$335,000 per annum paid bi-monthly

Incentive Plan:

In addition to your base salary, you will participate in the Annual Executive Bonus Plan along with other members of the Executive Management team. Your participation will be up to 35% of base salary paid during the calendar year, for 100% achievement of specific targeted Corporate goals and objectives. The Plan includes the opportunity for payment of more than 100% for achievements in excess of 100% of targeted Corporate goals and objectives. These goals and objectives will be established by the CEO and approved by the Iridium Board of Directors.

For the calendar year 2007 any bonus payment made will be awarded on a discretionary basis and approved by the Iridium Board of Directors. This Plan when instituted is discretionary and subject to change.

Sign-on Bonus:	You will also receive a sign-on bonus in the amount of $75,000, less applicable taxes and withholding. This sign-on bonus will be paid to you upon your first regular pay period.

Benefit Plans:

You will participate in the Iridium employee benefits program provided by Company. In addition you will be entitled to participate in all future benefit programs and have perquisites comparable to those provided for senior executive employees.

Vacation:	You will receive paid vacation annually at the rate of four weeks per year.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of
The Securities Exchange Act of 1934, as amended.

John S. Brunette
Offer of Employment

Equity:

You will be granted an equity interest, represented by Class B Units, in the Company’s employee equity ownership plan that represents an ownership interest of one-half of one percent (.5%) of the total of Class A and Class B units of Iridium Holdings LLC (“Holdings”) as of the date of the grant. These Units will be subject to satisfaction of a threshold amount computed based on an assumed value of the company’s equity determined by deducting from an assumed enterprise value of $650 million certain “applicable liabilities” of the Company on the date of the grant. Accordingly, you will receive distributions for the increase in value of the Company equity over this amount. The interest will be subject to vesting ratably over a period of four years, with the first vesting occurring on the first anniversary of the date of your grant of equity interest. Each vesting is contingent upon your continued employment at that time. This grant is subject to approval by the Board of Directors of Holdings at its scheduled meeting in December, 2007. It is the Company’s intention to convert this ownership plan into a stock option plan that would maintain your ownership interest percentage (subject to dilution from subsequent grants), base price and vesting schedule. This would occur on conversion to a C Corporation status.

Conditions:

Your employment will continue unless terminated by you or Company at any time on thirty days’ prior written notice. Company may terminate for any reason or no reason, with or without cause. If your employment is terminated by Company other than for cause, or by you for “constructive discharge”, you will be entitled to receive a prorated portion of any payment to which you otherwise would have been entitled on account of the Company Incentive Plan for the calendar year in which termination occurs. Payment will be made at the same time as payments are made to all participants in the Incentive Plan and upon achievement of the Plan targets. “Constructive discharge” shall be defined as the assignment of duties materially inconsistent with your position, authority, duties or responsibilities, or a substantially adverse alteration in the nature or status of your responsibilities.

Effective Date:	December 10, 2007

This offer is contingent on your successful completion and acceptance by Company of the following enclosed documents:

•

References and verification of credentials and employment

•

Felony and misdemeanor background investigation

•

Completion and signature on the enclosed Application of Employment, ISLLC Code of Conduct Affidavit, Non-Disclosure and Intellectual Property Agreement, and Employee Handbook Affidavit

•

Proof of Eligibility to work in the United States (attached is a list of documents that would be acceptable as proof of eligibility)

•

Credit Check (may be applicable for selective positions)

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of
The Securities Exchange Act of 1934, as amended.

John S. Brunette
Offer of Employment

Should you require additional interpretation of any the above documents or its application to any specific situation, please contact me at (480) 752-1122 / Fax: (480) 752-5190, or by Email at jill.piovano@iridium.com.

Again John, let me reiterate how excited we are to present this offer. To accept this position, sign and date where indicated and return to me at the address below.

Sincerely,

/s/ Jill Piovano

Jill Piovano
Director, Human Resources
Iridium Satellite LLC

Agreed to and accepted:

/s/ John S. Brunette	12/10/07
John S. Brunette	Date

This letter is not, nor is it intended to be, a contract with respect to length of employment.

Return Address:	Jill Piovano Iridium Satellite, LLC 8440 S. River Parkway Tempe, Arizona 85284